Exhibit 19.1

Insider Trading Policy

Statement of Company Policy

It is illegal to (i) buy or sell any Paychex security while in possession of material, non-public information; or (ii) to pass such information to others who then buy or sell a Paychex security. Employees who violate this policy are subject to disciplinary action by Paychex, up to and including termination, as well as potential criminal penalties, including imprisonment for up to ten years, fines up to $1 million and up to three times the profits gained or losses avoided.

A Paychex security includes Paychex stock, employee stock options, company-sponsored investment plans related to Paychex stock, and any form of Paychex security traded in the public markets regardless of whether Paychex issued the security (for example, publicly traded derivative securities, such as put or call options). This includes contributions, withdrawals, loans, changes in allocations, and transfers of 401(k) funds that affect employee's Paychex stock account balances within the Paychex 401(k) plan. It also includes transactions in Paychex securities by family members living in the same household or through other accounts the insider may control.

Prohibited Transactions

Employees may not purchase or sell a Paychex security while in possession of material, non-public information. In addition, it is illegal for employees to pass material, non-public information on to others who may then trade a Paychex security. Accordingly, employees must not:

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provide material, non-public information to family members, business acquaintances, or friends;
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recommend to anyone that they buy or sell a Paychex security while in possession of material, non-public information, even if the employee did not disclose the specific information to that person;
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provide material, non-public information to shareholders, prospective shareholders, members of the press; or
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disclose material, non-public information to any Paychex employee who does not need to know the information to do their job.

The Insider Trading Policy discusses insider trading and explains employees' responsibilities relating to transactions in Paychex securities. There are two levels to the policy: General Standards applicable to all employees and Standards Applicable for Insiders who are required to understand and adhere to a more comprehensive level of standards.

General Standards

Except as provided below in the section titled “Trading Within Paychex Investment and Incentive Plans,” employees may not buy or sell any Paychex security while in possession of material, non-public information. Material information is any information an investor would consider important in making a decision to buy, hold, or sell Paychex securities. In short, any information that could affect the price of Paychex securities. Inside or non-public information means the information has not yet become publicly available. Release of information to the media does not immediately free insiders to trade. Insiders should refrain from trading until the market has had an opportunity to absorb the information.

Examples: Common examples of information that will frequently be regarded as material are:

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quarterly financial results;
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projections of future revenues;
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earnings or losses;
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news of a pending or proposed merger, acquisition or tender offer;
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news of a significant sale or disposition of assets;

Exhibit 19.1

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changes in the dividend policies;
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declaration of a stock split or the offering of additional securities;
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changes in management;
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news of significant new products or initiatives; and
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either positive or negative information may be material.

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Employees may not provide a "tip" to someone who then buys or sells a Paychex security, whether or not the employee trades, both the employee and the "tippee" can be convicted of insider trading and be subject to the penalties described previously. For these same reasons, employees should never discuss material, non-public information in public places or on anything other than a "need to know" basis. Others may misconstrue the basis for any opinions an employee expresses regarding Paychex securities; therefore, employees should be circumspect about expressing any such opinions.
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Employees may not participate in Internet “chat rooms” or other communication vehicles whereby they provide material, non-public information.
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If an employee obtains material, non-public information concerning a supplier or other company doing business with Paychex, the law considers the employee to be an insider of that company, and, therefore, may not purchase or sell that company's securities or make trading recommendations to others. If an employee does, the employee may be subject to all the penalties for insider trading. Employees must also always remember that information which may not be material to Paychex may be material to a supplier or other company.
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Employees may not speculatively trade in Paychex stock. Employees should be aware that frequent buying and selling within short time intervals might subject that employee to Paychex or external scrutiny.
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Employees may not short sell Paychex securities – enter into a commitment to “sell” a defined amount of shares that the seller does not presently own. This is done with the expectation the person entering into the sale will be able to buy the security at a lower price in the future
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Employees may not buy or sell puts or calls on Paychex securities. These are contracts that provide the right to buy and sell securities on a leveraged basis.
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Employees are prohibited from entering into any contract, or making any wager or bet, on any prediction market (i) relating to (directly or indirectly) the Company, its operations, its financial condition or its securities, or (ii) using any confidential information learned in the course of employment or service with the Company.

General Standards for Insiders (apply to insiders and Section 16 employees)

Insiders are employees who are required to understand and adhere to a more comprehensive level of standards established by the Company to ensure insider trading does not take place. Insiders must comply with all the standards. These policies apply both during employment and after termination for so long as the individual is in possession of material, non-public information.

The following groups of employees are considered insiders:

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Paychex Board of Directors
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Paychex Corporate Executives (Senior VPs, and VPs); and
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Certain Employees:
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Treasury and Finance employees who directly report to the Paychex Chief Financial Officer (CFO)
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Certain Treasury and Finance employees who have recurring access to material, non-public information
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Members of the Legal Department; and
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Members of the Investor and Public Relations Departments

Executive Assistant to the CFO may be contacted to determine if an individual is included in the above groups of

Exhibit 19.1

employees.

Exhibit 19.1

When Insiders May Buy or Sell

Insiders may buy or sell only within a Paychex "window period". The "window period" begins on the second business day after earnings are announced. The trading window will close at 4 pm Eastern Time on the date that is two weeks prior to the end of each fiscal quarter, and if such date falls on a non-business day, on the immediately preceding business day. The next "window period" would start two business days after the next quarter earnings release. However, even in a "window period" insiders cannot trade Paychex securities if in possession of material, non-public information. In addition, there will be times when the Company deems people to have "insider information" during the "window period" and may restrict trading with little or no notice.

In summary, Paychex has an established "window period" when an insider can normally expect to be able to trade but with little or no notice the "window period" may be closed for an extended period of time.

Section 16 SEC Reporting

Section 16 employees (Members of the Board of Directors, certain Executives of the Company) who execute Paychex security transactions must immediately notify Corporate Legal so a Form 4 can be filed with the SEC before the end of the second business day after the day on which the transaction occurred.

Within 2 days, Form 4 and annual Form 5 reporting to SEC is required by law. These forms document all stock transactions of a Section 16 employee, including those of the Section 16 employee's immediate family sharing their household. Immediate family includes spouse, children, grandchildren, siblings, parents, grandparents, and in-laws (but not aunts and uncles or nieces and nephews), regardless of whether the relationship arises by blood, marriage, or adoption. The timeliness and accuracy of the SEC filings is the responsibility of the individual making the filing, not Paychex. The pre-clearance of transactions by the CFO/Chief Legal Officer (CLO) and Legal's assistance with filing helps ensure the filings are timely and accurate. Failure to file or notify of stock transactions must be noted in the Paychex Annual Meeting Proxy Statement distributed to stockholders and could cause problems for the Company and the person failing to comply. Persons outside the SEC (including professional plaintiff’s lawyers) will also most likely review Section 16 filings for compliance with the law. It is the responsibility of all employees to ensure their own compliance both with the Paychex Insider Trading Policy and with all applicable laws and regulations.

Section 16 employees are prohibited from engaging in “short swing trading,” which is defined as executing both (i) a purchase of Paychex securities, and (ii) a sale of Paychex securities, during any six-month period.

Trading Within Paychex Investment and Incentive Plans (applies to ALL employees)

If an employee previously established a program of regularly scheduled purchases of Paychex stock within the Paychex, Inc. Qualified Employee Stock Purchase Program, the Paychex Dividend Reinvestment Plan, Paychex 401(k) Retirement Savings Plan, or any Paychex Deferred Compensation Plan, these purchases can continue even if the employee is in possession of material, non-public information, since the timing of the purchases is not in the employee's control.

However, an employee may only initiate, change investment allocations, increase or decrease purchases of Paychex stock, or make transfers into or from Paychex stock accounts in these plans during a "window period" and while not in possession of material, non-public information.

Stock Options (applies to ALL employees)

An employee may exercise a stock option outside the "window period" and/or while in possession of material, non-public information, if no sale of stock is involved and the option exercise price was pre-established. However, an employee cannot make a so-called "cashless" stock option exercise while in possession of material, non-public information since this type of exercise requires a sale of Paychex stock.

Exhibit 19.1

Remember, there are no valid excuses for insider trading as well as no financial hardship or small trade exceptions. Always assume trading or advice to others will be scrutinized with twenty-twenty hindsight and presume the worst outcome. Even for transactions conducted during a window period or with CFO/CLO pre-clearance, the ultimate responsibility for adhering to the Paychex Insider Trading Policy and all insider trading laws rests with each employee. It is imperative Paychex employees use their best judgment and, when in doubt, err on the side of conservatism. Any employee who has questions about specific transactions may obtain additional guidance from the Paychex Chief Financial Officer or the Chief Legal Officer who are located at the corporate office in Rochester, New York.

Exemptions to This Policy

The SEC has adopted a regulation – Rule 10-b5-1 – that allows corporate insiders to use advance trading plans to facilitate liquidity and diversification goals, and at the same time reduce the risk of insider trading allegations. A “trading plan” must be in writing and approved by the Paychex Chief Financial Officer. It must be adopted during a time when the insider adopting the plan is not in a blackout period and not aware of any material, non-public information.

The "trading plan" may (1) specify when a specific amount of Paychex securities are to be bought or sold and at what price or (2) provide a formula for determining when to buy or sell what quantity of securities and at what price.

The following provisions must be complied with to adopt a "trading plan" for the purchase and/or sale of Paychex securities:

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The plan must be adopted during an open “window period” and include a statement that as of the adoption date the insider is not in possession of any material, non-public information regarding the Company. The "trading plan" may authorize transactions starting on the first day that the trading "window" opens after the announcement of the Company’s results for the current quarter, or 45 days (lag period) after adoption, whichever is later.
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After adoption of a plan, trading in Paychex securities outside of the plan is prohibited. A regularly scheduled purchase within the Paychex benefit plans is allowable but changes to insider participation in such plans are not allowed.
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The "trading plan" can cover a maximum period of two years and may be modified no more than once a year with the lag period mentioned above extended to 90 days. The old plan remains in effect until the modification becomes effective.

Failure to execute a transaction in accordance with a plan will cause termination of the plan. The insider may also terminate a "trading plan" at any time. The adoption of a new plan within 90 days of terminating a plan will be subject to the same rules as a plan modification. Trading outside a “trading plan” will not be allowed until 45 days have elapsed from the termination of the plan and the insider is in an open window period.

Corporate insiders who use a “trading plan” do so at their own risk, recognizing that use of a plan may not insulate them from criminal and civil investigations and liabilities, and the public embarrassment and expense associated with defending insider trading allegations. In deciding whether to use a plan an insider should consider obtaining the advice of an experienced securities law counsel.

Exhibit 19.1

The following chart outlines the approvals and other rules applicable to transactions in Paychex securities:

Employee Group	Trading Only in the “Window Period”	CFO Approval of Trades	CFO Approval of 401(k) Paychex Stock Account Transactions	Stock Option Exercises	Section16SEC Reporting
Board of Directors	YES	YES	YES	YES	YES
Corporate Executives	YES	YES	YES	YES	YES
Certain Employees Requiring Pre-Clearance	YES	YES	YES	YES	NA
Certain Employees	YES	N/A	N/A	N/A	N/A

Trading Only in the "Window Period" - All of the above people are subject to the "window period" requirement. Trading of Paychex securities is only allowed during the "window period" from the second business day after the quarterly earnings press release until 4 pm Eastern Time on the date that is two weeks prior to the end of each fiscal quarter, and if such date falls on a non-business day, on the immediately preceding business day. In addition to closing the “window period” at the end of each quarter, the Company may, from time to time, impose additional trading restrictions upon other persons who are affected. A trading blackout period may be extended or imposed upon little or no advanced notice, if necessary.

CFO Approval of Trades - The trading of any Paychex securities by persons notified of the requirement for pre-clearance requires documented CFO approval prior to initiating the applicable transaction. Reasonable notice (> one day) needs to be provided due to the complexity of the law and significant penalties related to non-compliance with Section 16 reporting regulations. Receipt of CFO/CLO approval for any transaction does not relieve the insider of his/her ultimate responsibility for compliance with the Paychex Insider Trading Policy and all insider trading laws. Only the individual can determine whether he/she is in possession of material, non-public information, even during an open window period. The Company does not assume responsibility for an insider’s decision to trade, even when pre-clearance has been granted for a transaction.

CFO Approval of 401(k) Paychex Stock Account Transactions - All changes to contribution or investment allocations involving Paychex stock in the insider’s 401(k) account require the documented approval of the CFO for members of the Board of Directors and Corporate Executives. Other employees who are subject to the Standards for Insiders are prohibited from making changes to 401(k) elections or allocations involving Paychex stock outside the "window period," but do not need to submit forms for CFO prior approval.

Stock Options Exercises - Members of the Board of Directors and Corporate Executives always require CFO approval prior to initiating the transaction. Director Level Insider Employees and Certain Insider Employees may not need CFO approval but will not be able to exercise options outside the "window period" since the direct interface to the broker will be unavailable during times when trading is not allowed.

Exhibit 19.1

Analyst Disclosure

This policy governs communications by employees of Paychex, Inc. with non-company persons including: broker-dealers, securities analysts, investment fund managers, shareholders, members of the media, (television, newspapers, magazines, radio, Internet, e-mail, etc.), and others who are not bound by a duty of confidentiality to the company, (generally referred to here as "Analysts"), whether direct, at investment conferences, on conference calls or otherwise.

Designated Spokespersons

The only Designated Spokespersons authorized by the Board of Directors to discuss the company with Analysts are the Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer, Senior Vice President of Operations, and the Director of Corporate Communications. The Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer may authorize another employee to speak with an Analyst with respect to a particular topic or on a particular occasion. Prior to such authorization, the Spokesperson must make sure the designated person is familiar with the guidelines of this policy.

Communication Guidelines

All company communication with Analysts must comply with applicable law, including Regulation FD under the Securities and Exchange Act of 1934. A Spokesperson may not provide material information to Analysts unless such information has been previously or is simultaneously disclosed by a method or combination of methods reasonably designed to provide broad, non-exclusionary distribution of the information to the public.

In appropriate circumstances, a Spokesperson will consult with company legal counsel to determine compliance with this policy and Regulation FD.

Any violation of this policy should be brought to the attention of the Chief Legal Officer.

Corporate Disclosure

Paychex, Inc., a publicly-owned company, is subject to many laws and regulations covering the disclosure of information about the Paychex. The majority of disclosure of information takes place in the written form including, but not limited to, Quarterly and Annual Reports filed with the Securities and Exchange Commission and company press releases. Oral disclosure takes place through meetings, telephone conversations, and conferences with non-company persons including the financial community, (broker dealers, security analysts, investment fund managers, etc.), shareholders, members of the media, (television, newspapers, magazines, radio, Internet, E-mail, etc.), and others not bound by a duty of confidentiality to the company. The consequences of improper, inadequate, and/or selective disclosure can be significant for both Paychex, Inc. and the individuals involved.

Designated Spokespersons

Only Designated Spokespersons are authorized to speak to any non-company persons including the financial community, shareholders, members of the media, and others not bound by a duty of confidentiality to the company about the company or its affairs.

Designated Spokespersons for the company are appointed by the Board of Directors and include the:

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Chairman of the Board;
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President and Chief Executive Officer;
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Chief Financial Officer;
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Senior Vice President of Service; and
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Director of Corporate Communications.

The Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer may authorize certain

Exhibit 19.1

employees to speak with non-company persons including the financial community, shareholders and the media with respect to particular topics or on particular occasions. Prior to authorizing an employee to speak, the Chairman of the Board, President and Chief Executive Officer, and Chief Financial Officer should make sure the authorized employee has read the Paychex, Inc. Analyst Disclosure Policy.

Employee Responsibilities

Any employee, other than a Designated Spokesperson, who is contacted by any non-company persons, including the financial community, shareholders, and the media to discuss the company or its affairs, must refer that person to a company Designated Spokesperson.

Employees must not participate in Internet "chat room" discussions or other communication vehicles whereby they present any opinions or knowledge about how Paychex has been performing, is performing, or is expected to perform in the future.

Any violation of this policy should be brought to the attention of a Designated Spokesperson and may result in disciplinary action up to and including termination.